Exhibit 99.1

InfoLogix Receives Nasdaq Letter Regarding Audit Committee Requirements; Granted Cure Period to Regain Compliance

HATBORO, Pa.  —  March 15, 2010 — InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced that it received a letter, dated March 9, 2010, from the Nasdaq Stock Market notifying it that InfoLogix is not in compliance with Nasdaq’s audit committee requirements under Listing Rule 5605.  As a result of Wayne Hoch’s resignation from the Company’s Board of Directors and the audit committee of the Board of Directors on February 17, 2010, the audit committee has only two members rather than the required three and the Company cannot certify that the audit committee has at least one member with the requisite level of financial sophistication.

Nasdaq has provided InfoLogix with a cure period in order to regain compliance as follows: (i) until the earlier of InfoLogix’s next annual stockholders’ meeting or February 17, 2011, or (ii) if the next annual stockholders’ meeting is held before August 16, 2010, then InfoLogix must evidence compliance no later than August 16, 2010.   InfoLogix currently expects to regain compliance within the available cure period.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG).

Safe Harbor

InfoLogix makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance.  Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2008, our Quarterly Report on Form 10-Q for the period ended September 30, 2009 and other filings we make with the Securities and Exchange Commission.  In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements.  We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

John A. Roberts

Chief Financial Officer

215-604-0691 x1102